Exhibit 99.1

AITX’s RAD-M Achieves Level 5 Autonomous Navigation with ROAMEO™ Gen4 Development

ROAMEO Gen4 Achieves Full Autonomy, Setting the New Standard in Mobile Robotic Security

Detroit, Michigan, October 21, 2024 — Robotic Assistance Devices Mobile, Inc. (RAD-M), a subsidiary of Artificial Intelligence Technology Solutions, Inc. (the “Company”), (OTCPK:AITX) has attained the advanced achievement of Level 5 autonomous navigation, part of its development of ROAMEO Gen4 security robot. This breakthrough positions ROAMEO Gen4 as a fully autonomous solution capable of operating independently in diverse environments without human intervention while performing advanced human-like functionality.

Achieving Level 5 autonomy represents the pinnacle of autonomous navigation, signifying that ROAMEO Gen4 can operate independently without human intervention across multiple environments and weather conditions. This autonomy applies the work of the last several years of AITX’s subsidiary RAD-M. Level 5 features from RAD-M include dynamic obstacle avoidance, gateway pass through, narrow lane navigation, vehicle and pedestrian prediction (limited to slow speed parking areas) as well as additional advanced security features that will be announced in the future.

“Prospective end user outreach to us for this solution has been remarkable, considering the diversity of the prospect base and our lack of current promotion for ROAMEO. We’ve known that there is a strong market for this solution for some time and with our recent technical achievements in Level 5 navigation and AIR™ we’re in the homestretch to bring Gen4 to market,” commented Steve Reinharz, CEO/CTO of AITX and RAD-R. “Not only have prospective clients been waiting for this solution but our greater community of supporters have been patiently awaiting this ROAMEO version that we can build en masse”.

ROAMEO, in limited quantities, is expected to start shipping in Spring 2025, with unit production increasing as sales momentum increases. According to the U.S. Bureau of Labor Statistics, there are approximately 1.2 million security guards employed in the United States1. Of these, around 33.0% are required to perform their duties with outdoor exposure2. This means that roughly 396,000 security guards work in environments where they must patrol, monitor, and protect assets under varying weather and physical conditions

“ROAMEO gives clients a much-needed autonomous solution as they continue to push for lower cost, higher capability options to integrate with, and often replace, their human guards,” said Mark Folmer, CPP, PSP, FSyI, President of subsidiary Robotic Assistance Devices, Inc. (RAD). “We’ve seen positive results from ROAMEO Gen2 and with Gen4 we’re quite certain there will be a dramatic effect on those guarding roles and our own growth.”

1 https://www.bls.gov/oes/current/oes339032.htm

2 https://www.bls.gov/ors/latest-numbers.htm

ROAMEO (Rugged Observation Assistance Mobile Electronic Officer) Gen4 is a fully autonomous mobile security patrol robot, with a 360-degree field of view, high-resolution cameras, and advanced AI analytics based on AITX’s proprietary AIR technology. It autonomously navigates diverse environments, avoiding obstacles and executing patrol routes without human intervention. Additional proprietary features will be announced closer to launch. The Gen4 dimensions and advanced esthetics will be released in the coming months.

The key benefit of ROAMEO Gen4 lies in its ability to significantly reduce costs compared to 24-hour manned patrols. Traditional security patrols conducted by human guards in golf carts often involve substantial expenses related to salaries, training, benefits, and the need for multiple shifts to maintain continuous coverage. ROAMEO Gen4 eliminates these excessive costs by providing a consistent and reliable security presence with autonomous operation.

“We’re thrilled to bring ROAMEO Gen4 to market soon and see the impact it will have on our clients’ security operations,” Reinharz added. “ROAMEO’s full autonomy not only redefines what’s possible in security, but it’s also set to make a significant contribution to AITX’s growing Recurring Monthly Revenue. This aligns perfectly with our long-term strategy of delivering value through innovative and sustainable solutions.”

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz